Filed Pursuant to Rule 424(b)(2)

Registration No. 333-138510

November 13, 2008

Pricing Supplement No. 3, Dated November 13, 2008

(to Prospectus dated December 1, 2006, as supplemented by Prospectus Supplement dated March 19, 2007)

Central Hudson Gas & Electric Corporation

$140,000,000

Medium-Term Notes, Series F

Principal Amount: $30,000,000

Issue Price: 100%

Settlement Date (Original Issue Date): November 18, 2008

Maturity Date (Stated Maturity): November 1, 2013

Type of Note:

|X| Fixed Rate Note

|_| Zero Coupon Note

Form:

|X| Book-Entry

|_| Definitive Certificates

Authorized denominations: $1,000 and integral multiples thereof

CUSIP No: 15361G AS4

Interest Rate: 6.854% per annum

Interest Payment Dates: May 1 and November 1, and at maturity

Record Dates: April 15 and October 15

Initial Interest Payment Date: May 1, 2009

Redemption Terms (at option of the issuer):

|X| Not redeemable prior to Stated Maturity

|_| Redeemable in accordance with the following terms:

Repayment Terms (at option of the holder):

|X| Not repayable prior to Stated Maturity

|_| Repayable in accordance with the following terms:

Sinking Fund Provisions:

|X| None

|_| Applicable in accordance with the following terms:

Agents and Principal Amounts placed:

Banc of America Securities LLC	$10,000,000
J.P. Morgan Securities Inc.	$10,000,000
KeyBanc Capital Markets Inc.	$10,000,000

Agent acting in capacity indicated below:

|X| As Agents

Banc of America Securities LLC
J.P. Morgan Securities Inc.
KeyBanc Capital Markets Inc.

|_| As Principal

The notes are being offered at the Issue Price set forth above.

Agents' Commission (based on Principal Amounts placed) as follows:

Banc of America Securities LLC	$50,000
J.P. Morgan Securities Inc.	$50,000
KeyBanc Capital Markets Inc.	$50,000

Net proceeds to issuer (before expenses):	$29,850,000

Additional Terms: None

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.